To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Fah Mai Holdings, Inc. on Amendment No. 2 to Form S-1/A to be filed on February 11 , 2019, of our Report of Independent Registered Public Accounting Firm, dated April 27, 2018, on the consolidated balance sheet of Fah Mai Holdings, Inc. as of December 31, 2017 and the related consolidated statement of operations, consolidated stockholders’ equity (deficit) and consolidated cash flows for the year then ended December 31, 2017, which appears in such Registration Statement.

We also hereby give consent to the use in the Registration Statement of Fah Mai Holdings, Co. Ltd. on Amendment No. 2 to Form S-1/A to be filed on February 11, 2019, of our Report of Independent Registered Public Accounting Firm, dated June 12, 2018, on the balance sheet of Fah Mai Holdings Co. Ltd. as of December 31, 2017 and the related statement of operations, stockholders’ deficit and cash flows for the year then ended December 31, 2017, which also appears in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

February 11 , 2019